Exhibit 23.15

 CONSENT OF DAVID KIDD

The undersigned, David Kidd, hereby states as follows:

I, David Kidd assisted with the preparation of the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009, (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I, David Kidd hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to my name included with such information, as set forth above in the Form 10-K.

/s/ David Kidd
David Kidd
Date: September 28, 2012